Exhibit 99.2

FOR IMMEDIATE RELEASE

FORUM ENERGY TECHNOLOGIES, INC. COMPLETES INITIAL PUBLIC OFFERING,

INCLUDING UNDERWRITERS’ OVER-ALLOTMENT OPTION

Houston, Texas, April 17, 2012 – Forum Energy Technologies, Inc. (the “Company”), announced today that it has completed its initial public offering of 21,789,470 shares of its common stock at $20.00 per share and that the underwriters have exercised in full their option to purchase an additional 2,842,104 shares of common stock from the selling stockholder. The Company sold 13,889,470 shares of its common stock and the selling stockholders named in the registration statement sold 7,900,000 shares of the Company’s common stock. The number of shares sold by the selling stockholder included the 2,842,104 additional shares issued pursuant to the full exercise of the underwriters’ over-allotment option.

Net proceeds received by the Company from the sale of the 13,889,470 shares of common stock were approximately $258 million after deducting underwriting discounts and estimated offering expenses. The Company has used the net proceeds to repay outstanding borrowings under the revolving portion of its credit facility. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

J.P. Morgan, BofA Merrill Lynch, Credit Suisse, Citigroup and Deutsche Bank Securities acted as joint book-running managers for the offering. Simmons & Company International and Tudor, Pickering, Holt & Co. acted as senior co-managers for the offering. Capital One Southcoast, Dahlman Rose & Company, FBR, Howard Weil Incorporated and Johnson Rice & Company L.L.C. acted as co-managers for the offering.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This offering will be made only by means of a written prospectus forming part of the effective registration statement. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from the offices of:

J.P. Morgan c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: +1-866-803-9204	BofA Merrill Lynch 4 World Financial Center New York, NY 10080 Attn: Prospectus Department Email: dg.prospectus_requests@baml.com

Credit Suisse Attention: Prospectus Department One Madison Avenue New York, New York 10010 Telephone: (800) 221-1037 Email: newyork.prospectus@credit-suisse.com	Citigroup Attn: Prospectus Department Brooklyn Army Terminal 140 58th Street, 8th Floor Brooklyn, NY 11220 Telephone: 1-800-831–9146

Deutsche Bank Securities Prospectus Department Harborside Financial Center 100 Plaza One Jersey City, NJ 07311 Telephone: 1-800-503-4611 Email: prospectus.cpdg@db.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor contact

Forum Energy Technologies, Inc.

Patrick Connelly – Vice President, Strategic Development

Investor Relations

281.949.2513

patrick.connelly@f-e-t.com